Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 of our report dated December 28, 2004 appearing in the Annual Report on Form 10-K of Environmental Remediation Holding Corporation for the year ended September 30, 2004.

//s// Pannell Kerr Forster of Texas, P.C.
Pannell Kerr Forster of Texas, P.C.

Houston, Texas
January 17, 2005